Exhibit (a) (5) (K)

Jan 26, 2017

MACOM Accepts Shares of AppliedMicro Tendered into Exchange Offer; To Announce

First Quarter Fiscal Year 2017 Financial Results on January 31, 2017

LOWELL, Mass. – MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (“MACOM”), a leading supplier of high-performance RF, microwave, millimeterwave, and lightwave semiconductor products, today announced that it has accepted for exchange all 64,466,896 shares of the common stock of Applied Micro Circuits Corporation (NASDAQ: AMCC) (“AppliedMicro”) validly tendered into the previously announced exchange offer by a wholly owned subsidiary of MACOM to acquire all of the outstanding shares of AppliedMicro for the agreed consideration of $3.25 in cash and 0.1089 shares of MACOM common stock for each share of AppliedMicro common stock. The shares accepted represent approximately 73.6% of AppliedMicro’s outstanding shares of common stock.

The exchange offer expired at midnight, 12:00 a.m. Eastern, at the end of January 25, 2017.

As previously announced MACOM will acquire the remaining outstanding shares of AppliedMicro’s common stock through a merger of AppliedMicro with and into a direct wholly owned subsidiary of MACOM, which MACOM expects to complete prior to the opening of trading on NASDAQ on Friday, January 27, 2017.

First Quarter Fiscal Year 2017 Financial Results

In addition, MACOM today announced it will release first quarter Fiscal Year 2017 financial results on Tuesday, January 31, 2017 after the market closes. Following the press release, John Croteau, President and Chief Executive Officer, and Bob McMullan, Senior Vice President and Chief Financial Officer, will host a live audio webcast and conference call at 5:00p.m. Eastern Time.

First Quarter Fiscal Year 2017 Conference Call and Webcast Information: Date: Tuesday, January 31, 2017

Time: 5:00 p.m. Eastern Time

Conference Call Number: 1-877-837-3908

International Call Number: +1-973-872-3000

Pass Code: 46453715

The conference call replay will be available for at least five business days, beginning two hours after the call. The replay dial-in number is 1-855-859-2056, and the pass code is 46453715. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, the conference call will broadcast live over the Internet and can be accessed by all interested parties for approximately 90 days in the Investor Relations section of the Company’s website at http://ir.macom.com/.

About MACOM

MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.

Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained. Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.

Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.

MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of analog RF, microwave, millimeterwave, and lightwave semiconductor products.

MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.

Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn, or visit the MACOM YouTube Channel.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, statements concerning the AppliedMicro transaction, including those regarding any impact on MACOM and its results of operations due to the acquisition, MACOM’s execution of its announced strategies regarding the acquisition, realization of synergies and proposed divestiture activity. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements contained in this press release reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements, including the successful closing of the AppliedMicro transaction. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, among others, delays or inability to close the AppliedMicro transaction, costs associated with the the AppliedMicro transaction, tender offer and financing of the AppliedMicro transaction, delays or inability to halt, suspend or cease trading of AppliedMicro on Nasdaq, delays or inability to engage with potential buyers of the Compute business or complete any of the anticipated divestiture and restructuring activities, matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the AppliedMicro transaction, delays in or inability to complete anticipated divestiture and restructuring activities, disruption or disputes with buyers, employees, customers, suppliers or licensors arising from the acquisition or related divestiture activity, failure to achieve expected synergies and other anticipated benefits of the AppliedMicro transaction, disruption to our business following the AppliedMicro transaction, the potential for weakness or less than expected strength in our catalog business, continued weakness in our Networks business or any of our other primary end markets, or in the optical networking market generally or PON, Enterprise or Cloud Data Center applications specifically, lower than expected demand in any or all of our large OEM customers based on macro-economic weakness or otherwise, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by customers in winning business or to make purchases from us in support of such business, inability to support customers with the requisite semiconductor content for optical or other networks, lower than expected adoption by customers and industries we serve of MASec, or single-Lambda PAM4 solutions or any other solution offered by us, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development efforts, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, lower than anticipated or slower than expected customer acceptance of our new product introductions, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the potential for increased pricing pressure based on competitive factors, technology shifts or otherwise, the impact of any executed or abandoned acquisition, divestiture or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the relative success of our cost-savings initiatives, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, and the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, as well as those factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016 as filed with the SEC on November 17, 2016, the Registration Statement on Form S-4 as filed with the SEC on December 21, 2016 and Amendment No. 1 to the Registration Statement on Form S-4 filed with the SEC on January 18, 2017 and those factors described in “Risk Factors” in AppliedMicro’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2016 as filed with the SEC on May 20, 2016, its Quarterly Report on 10-Q for the quarter ended June 30, 2016 as filed with the SEC on August 3, 2016 and its Quarterly Report on 10-Q for the quarter ended September 30, 2016 as filed with the SEC on November 2, 2016. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact:

MACOM Technology Solutions Holdings, Inc.

Stephen Ferranti, 978-656-2977

Vice President of IR

stephen.ferranti@macom.com

or

Investor Relations Contacts:

Leanne K. Sievers, 949-224-3874

EVP, Investor Relations

lsievers@sheltongroup.com

or

Brett L. Perry, 214-272-0070

Vice President, Investor Relations

sheltonir@sheltongroup.com